UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)*

                   INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                    457985208
                                 (CUSIP Number)

                              Stephen M. Vine, Esq.
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                               590 Madison Avenue
                            New York, New York 10022
                                 (212) 872-1000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 13, 2006
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the
following box.   [  ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         Continued on following page(s)
                               Page 1 of 16 Pages

CUSIP No. 457985208                                           Page 2 of 16 Pages

1    Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

          QUANTUM INDUSTRIAL PARTNERS LDC

2    Check the Appropriate Box If a Member of a Group (See Instructions)
                                         a. [ ]
                                         b. [X]

3    SEC Use Only

4    Source of Funds (See Instructions)

          Not Applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

          [   ]

6    Citizenship or Place of Organization

          Cayman Islands

                     7     Sole Voting Power
 Number of                       1,380,687
  Shares
Beneficially         8     Shared Voting Power
  Owned By                        0
   Each
 Reporting           9     Sole Dispositive Power
  Person                          1,380,687
   With
                     10    Shared Dispositive Power
                                0

11   Aggregate Amount Beneficially Owned by Each Reporting Person

                           1,380,687

12 Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                           [X]

13   Percent of Class Represented By Amount in Row (11)

                           4.9%

14   Type of Reporting Person (See Instructions)

                           OO; IV

CUSIP No. 457985208                                           Page 3 of 16 Pages



1    Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

          QIH MANAGEMENT INVESTOR, L.P.

2    Check the Appropriate Box If a Member of a Group (See Instructions)
                                           a. [ ]
                                           b. [X]

3    SEC Use Only

4    Source of Funds (See Instructions)

          Not Applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

          [   ]

6    Citizenship or Place of Organization

          Delaware

                     7     Sole Voting Power
 Number of                       1,380,687
  Shares
Beneficially         8     Shared Voting Power
  Owned By                       0
   Each
 Reporting           9     Sole Dispositive Power
  Person                         1,380,687
   With
                     10    Shared Dispositive Power
                                 0

11   Aggregate Amount Beneficially Owned by Each Reporting Person

                           1,380,687

12 Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                           [X]

13   Percent of Class Represented By Amount in Row (11)

                           4.9%

14   Type of Reporting Person (See Instructions)

                           PN; IA

CUSIP No. 457985208                                           Page 4 of 16 Pages




1    Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

          QIH MANAGEMENT LLC

2    Check the Appropriate Box If a Member of a Group (See Instructions)
                                           a. [ ]
                                           b. [X]

3    SEC Use Only

4    Source of Funds (See Instructions)

          Not Applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

          [   ]

6    Citizenship or Place of Organization

          Delaware

                     7     Sole Voting Power
 Number of                       1,380,687
  Shares
Beneficially         8     Shared Voting Power
  Owned By                       0
   Each
 Reporting           9     Sole Dispositive Power
  Person                         1,380,687
   With
                     10    Shared Dispositive Power
                                 0

11   Aggregate Amount Beneficially Owned by Each Reporting Person

                           1,380,687

12 Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                           [X]

13   Percent of Class Represented By Amount in Row (11)

                           4.9%

14   Type of Reporting Person (See Instructions)

                           OO

CUSIP No. 457985208                                           Page 5 of 16 Pages



1    Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

          SOROS FUND MANAGEMENT LLC

2    Check the Appropriate Box If a Member of a Group (See Instructions)
                                           a. [ ]
                                           b. [X]

3    SEC Use Only

4    Source of Funds (See Instructions)

          Not Applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

          [   ]

6    Citizenship or Place of Organization

          Delaware

                     7     Sole Voting Power
 Number of                       1,380,687
  Shares
Beneficially         8     Shared Voting Power
  Owned By                       0
   Each
 Reporting           9     Sole Dispositive Power
  Person                         1,380,687
   With
                     10    Shared Dispositive Power
                                 0

11   Aggregate Amount Beneficially Owned by Each Reporting Person

                           1,380,687

12 Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                           [X]

13   Percent of Class Represented By Amount in Row (11)

                          4.9%

14   Type of Reporting Person (See Instructions)


                           OO; IA

CUSIP No. 457985208                                           Page 6 of 16 Pages




1    Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

          GEORGE SOROS (in the capacity described herein)

2    Check the Appropriate Box If a Member of a Group (See Instructions)
                                           a. [ ]
                                           b. [X]

3    SEC Use Only


4    Source of Funds (See Instructions)

          Not Applicable

5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

          [   ]

6    Citizenship or Place of Organization

          United States

                     7      Sole Voting Power
 Number of                       1,745,300
  Shares
Beneficially         8     Shared Voting Power
  Owned By                       0
   Each
 Reporting           9     Sole Dispositive Power
  Person                         1,745,300
   With
                     10    Shared Dispositive Power
                                 0

11   Aggregate Amount Beneficially Owned by Each Reporting Person

                           1,745,300

12   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
    (See Instructions)

                           [  ]

13   Percent of Class Represented By Amount in Row (11)

                           6.2%

14   Type of Reporting Person (See Instructions)

                           IA

CUSIP No. 457985208                                           Page 7 of 16 Pages



          This Amendment No. 10 to Schedule 13D relates to shares of Common Stock, $0.01 par value per share (the "Shares"), of Integra LifeSciences Holdings Corporation (the "Issuer"). This Amendment No. 10 supplementally amends the initial statement on Schedule 13D, dated April 8, 1999, and all amendments thereto (collectively, the "Initial Statement"), filed by the Reporting Persons. This Amendment No. 10 is being filed by the Reporting Persons to report that the number of Shares that the Reporting Persons may be deemed to beneficially own has decreased by more than one percent of the current amount of outstanding Shares, as disclosed in the Issuer's quarterly report on Form 10-Q filed on November 9, 2005. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Initial Statement. The Initial Statement is supplementally amended as follows.

Item 2.   Identity and Background.

          This Statement is being filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

          i)   Quantum Industrial Partners LDC ("QIP");

          ii)  QIH Management Investor, L.P. ("QIHMI");

          iii) QIH Management LLC ("QIH Management");

          iv)  Soros Fund Management LLC ("SFM LLC") and

          v)   Mr. George Soros ("Mr. Soros").


          This Statement relates to Shares held for the accounts of QIP and SFM Domestic Investments LLC ("SFM Domestic Investments"). QIHMI is a minority shareholder of, and is vested with investment discretion with respect to portfolio assets held for the account of, QIP. The sole general partner of QIHMI is QIH Management. SFM LLC is the sole managing member of QIH Management. Mr. Soros is the Chairman of SFM LLC and the sole managing member of SFM Domestic Investments.

Item 5.   Interest in Securities of the Issuer.

          According to information provided by the Issuer in its most recent quarterly report on Form 10-Q, the number of Shares outstanding was 28,050,652 as of November 4, 2005.

          (a) (i) Each of QIP, QIHMI, QIH Management and SFM LLC may be deemed the beneficial owner of 1,380,687 Shares (approximately 4.9% of the total number of Shares outstanding).

                   (ii) Mr. Soros may be deemed the beneficial owner of 1,745,300 Shares (approximately 6.2% of the total number of Shares outstanding). This number includes (A) 1,380,687 Shares held for the account of QIP and (B) 364,613 Shares held for the account of SFM Domestic Investments.

          (b) (i) Each of QIP, QIHMI, QIH Management and SFM LLC (by virtue of the QIP Contract) and Mr. Soros (as a result of his position with SFM LLC) may be deemed to have the sole power to direct the voting and disposition of the 1,380,687 Shares held for the account of QIP.

                   (ii) Mr. Soros in his capacity as the sole managing member of SFM Domestic Investments may be deemed to have the sole power to direct the voting and disposition of the 364,613 Shares held for the account of SFM Domestic Investments.

CUSIP No. 457985208                                           Page 8 of 16 Pages



           (c) Except for the transactions listed on Annex A hereto, all of which were effected in the over-the-counter market in routine brokerage transactions, there have been no transactions with respect to the Shares since December 16, 2005 (the date of filing the Reporting Persons' last statement on Schedule 13D) by any of the Reporting Persons.

           (d) (i) The shareholders of QIP, including Quantum Industrial Holdings, Ltd., a British Virgin Islands international business company, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of QIP in accordance with their ownership interests in QIP.

                   (ii) Certain members of SFM Domestic Investments have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of SFM Domestic Investments.

           (e) Not applicable.

CUSIP No. 457985208                                           Page 9 of 16 Pages



                                   SIGNATURES


          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Date: January 19, 2006                 QUANTUM INDUSTRIAL PARTNERS LDC


                                       By: /s/ Jodye M. Anzalotta
                                           -------------------------------------
                                              Jodye M. Anzalotta
                                              Attorney-in-Fact

                                       QIH MANAGEMENT INVESTOR, L.P.

                                       By:    QIH Management LLC,
                                              its General Partner

                                       By:    Soros Fund Management LLC,
                                              its Managing Member


                                       By: /s/ Jodye M. Anzalotta
                                           -------------------------------------
                                              Jodye M. Anzalotta
                                              Assistant General Counsel


                                       QIH MANAGEMENT LLC

                                       By:    Soros Fund Management LLC,
                                              its Managing Member


                                       By: /s/ Jodye M. Anzalotta
                                           -------------------------------------
                                              Jodye M. Anzalotta
                                              Assistant General Counsel


                                       SOROS FUND MANAGEMENT LLC


                                       By: /s/ Jodye M. Anzalotta
                                           -------------------------------------
                                              Jodye M. Anzalotta
                                              Assistant General Counsel


                                       GEORGE SOROS


                                       By: /s/ Jodye M. Anzalotta
                                           -------------------------------------
                                              Jodye M. Anzalotta
                                              Attorney-in-Fact

CUSIP No. 457985208                                          Page 10 of 16 Pages


                                     ANNEX A


                    RECENT TRANSACTIONS IN THE SECURITIES OF
                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION

                                   Date of               Nature of      Number of
For the Account of                 Transaction           Transaction    Securities   Price
---------------------------        ------------          ------------   -----------  -----

-------------------------------------------------------------------------------------------
Quantum Industrial Partners
LDC/SFM Domestic
Investments LLC/1/                 December 20, 2005        Sale        24,100       $36.00
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 21, 2005        Sale        38,845       $36.00
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 21, 2005        Sale         1,015       $36.01
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 21, 2005        Sale           300       $36.02
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 21, 2005        Sale           700       $36.03
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 21, 2005        Sale           300       $36.04
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 21, 2005        Sale           500       $36.05
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 21, 2005        Sale           100       $36.06
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 22, 2005        Sale        15,803       $36.02
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 23, 2005        Sale           300       $36.11
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 23, 2005        Sale           500       $36.12
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 23, 2005        Sale           400       $36.14
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 23, 2005        Sale         3,500       $36.20
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 27, 2005        Sale         6,600       $36.00
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------

CUSIP No. 457985208                                          Page 11 of 16 Pages


                                   Date of               Nature of      Number of
For the Account of                 Transaction           Transaction    Securities   Price
---------------------------        ------------          ------------   -----------  -----
Quantum Industrial Partners        December 27, 2005        Sale           911       $36.05
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 27, 2005        Sale           600       $36.06
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 27, 2005        Sale         2,687       $36.11
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 27, 2005        Sale             3       $36.13
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 27, 2005        Sale           400       $36.14
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 27, 2005        Sale         5,793       $36.15
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 27, 2005        Sale         1,100       $36.16
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 27, 2005        Sale           200       $36.17
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 27, 2005        Sale         1,553       $36.19
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 27, 2005        Sale           100       $36.20
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 27, 2005        Sale           553       $36.23
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 27, 2005        Sale           500       $36.24
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 27, 2005        Sale           100       $36.26
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 29, 2005        Sale        34,098       $36.00
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------



CUSIP No. 457985208                                          Page 12 of 16 Pages



                                   Date of               Nature of      Number of
For the Account of                 Transaction           Transaction    Securities   Price
---------------------------        ------------          ------------   -----------  -----
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 29, 2995        Sale         1,802       $36.01
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 29, 2005        Sale           400       $36.02
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 29, 2005        Sale           600       $36.03
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 29, 2005        Sale        11,500      $36.05
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 29, 2005        Sale         1,500       $36.06
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 29, 2005        Sale           100       $36.09
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 29, 2005        Sale         9,600       $36.10
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        December 29, 2005        Sale           400       $36.11
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 11, 2006         Sale         5,000       $36.00
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 12, 2006         Sale        63,022       $36.00
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 12, 2006         Sale        11,587       $36.01
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 12, 2006         Sale         2,702       $36.02
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 12, 2006         Sale           100       $36.04
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 12, 2006         Sale         2,589       $36.05
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------


CUSIP No. 457985208                                          Page 13 of 16 Pages



                                   Date of               Nature of      Number of
For the Account of                 Transaction           Transaction    Securities   Price
---------------------------        ------------          ------------   -----------  -----
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 13, 2006         Sale        18,935       $36.00
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 13, 2006         Sale         1,346       $36.01
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 13, 2006         Sale           609       $36.02
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 13, 2006         Sale         1,910       $36.03
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 13, 2006         Sale         2,200       $36.04
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 13, 2006         Sale           600       $36.06
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 13, 2006         Sale           300       $36.07
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 13, 2006         Sale         1,300       $36.08
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 13, 2006         Sale        25,698       $36.10
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 13, 2006         Sale         9,883       $36.11
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 13, 2006         Sale        12,154       $36.12
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 13, 2006         Sale         6,471       $36.13
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 13, 2006         Sale         2,294       $36.14
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 13, 2006         Sale         8,000       $36.15
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------


CUSIP No. 457985208                                          Page 14 of 16 Pages



                                   Date of               Nature of      Number of
For the Account of                 Transaction           Transaction    Securities   Price
---------------------------        ------------          ------------   -----------  -----
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 13, 2006         Sale         7,700       $36.16
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 13, 2006         Sale           600       $36.17
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale        23,674       $36.00
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale        13,171       $36.01
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale         1,125       $36.02
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale           100       $36.04
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale           600       $36.05
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale           200       $36.07
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale           300       $36.08
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale        16,437       $36.10
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale         1,003       $36.11
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale         3,800       $36.12
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
uantum Industrial Partners        January 17, 2006         Sale         2,040       $36.13
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale         2,061       $36.14
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------


CUSIP No. 457985208                                          Page 15 of 16 Pages



                                   Date of               Nature of      Number of
For the Account of                 Transaction           Transaction    Securities   Price
---------------------------        ------------          ------------   -----------  -----
-------------------------------------------------------------------------------------------
QQuantum Industrial Partners        January 17, 2006         Sale         2,900       $36.15
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale           150       $36.16
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale           600       $36.17
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale         1,118       $36.20
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale           600       $36.21
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale         1,000       $36.22
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale         1,039       $36.23
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale           500       $36.24
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale           200       $36.26
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale           885       $36.29
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale            97       $36.30
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale           500       $36.31
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 17, 2006         Sale           900       $36.32
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 18, 2006         Sale        75,776       $36.00
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------


CUSIP No. 457985208                                          Page 16 of 16 Pages



                                   Date of               Nature of      Number of
For the Account of                 Transaction           Transaction    Securities   Price
---------------------------        ------------          ------------   -----------  -----
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 18, 2006         Sale           100       $36.01
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 18, 2006         Sale           100       $36.05
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 18, 2006         Sale            61       $36.06
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 18, 2006         Sale         1,000       $36.07
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------
Quantum Industrial Partners        January 18, 2006         Sale           100       $36.08
LDC/SFM Domestic
Investments LLC /1/
-------------------------------------------------------------------------------------------


------------------
/1/ For each of these transactions, approximately 79.11% of the shares of common stock, par value $0.01 per share ("Shares"), sold were allocated from the account of Quantum Industrial Partners, LDC and 20.89% of the Shares were allocated from the account of SFM Domestic Investments LLC. For all of these transactions an aggregate of 399,190 Shares were sold by QIP and 105,410 Shares were sold by SFM Domestic Investments.